EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
NATIVE AMERICAN ENERGY GROUP, INC.

ARTICLE I
Name of Corporation

The name of this corporation is Native American Energy Group, Inc.

ARTICLE II
Registered Office and Agent

The address of the registered office of the corporation in the State of Delaware is 1220 N. Market Street, Suite 804, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Registered Agents, LTD.

ARTICLE III
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
Authorized Capital Stock

This Corporation shall be authorized to issue two classes of shares of stock. The first class shall be “Common Stock, and then total number of shares which the Corporation shall have the authority to issue is One Billion (1,000,000,000) and each such share shall have a par value of $0.001. The second class shall be a “Series A Convertible Preferred Stock,” and the total number of shares which the Corporation shall have the authority to issue is One Million (1,000,000), and each such share shall have a par value of $0.0001.

ARTICLE V
Incorporator

The incorporator is Teresa Tormey Fineman, 500 Newport Center Drive, Suite 700, Newport Beach, California 92660.

ARTICLE VI
Limitation of Director Liability

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VII
Perpetual Existence

The corporation is to have perpetual existence.

ARTICLE VIII
Stockholder Meetings

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE IX
Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of this corporation, subject to any limitations expressed in such bylaws.

ARTICLE X
Amendment of Certificate of Incorporation

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred on stockholders herein are granted subject to this reservation.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate, hereby declaring and certifying under penalty of perjury that this is my act and deed and the facts herein are true, and accordingly have hereunto set my hand.

Dated: November 1, 1996

	By:	/s/ Teresa Tormey Fineman
Teresa Tormey Fineman, Incorporator

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